Exhibit 10.1

SA Laboratories
23910 North 19th Avenue
Suite 14
Building 1
Phoenix
Arizona 85085
Tele: 623-434-4313
Fax: 623-434-5460
LORIGINE@PRODIGY.NET

SA LABORATORIES POLICY REQUIREMENTS
And PROPOSALS

There will be no charge for creating formulas.

Only written approval of samples is accepted.

Approved samples are subjected to the following stability testing – microbial, aging, heat/thaw.  This covers a three month period.

To meet International and Tele Marketing requirements it will be necessary to use an outside testing facility at your expense for microbial testing.  SA Laboratories will supply the Analysis Laboratories’ samples necessary with out extra charge.

SA Laboratories accepts only faxed or written orders.

There are two options regarding the manufacturing procedures…….

1)	If you wish to supply the labels/screen printing and packaging, a price quote will be presented covering the manufacturing, ingredients, filling and (*labeling) for each product unit.
Labeling and packaging design and decisions must be coincide with the commencement of the design of the product.
*If packaged is not silk screened.

2)	SA Laboratories will be responsible for supplying the packaging and arranging the labels/screen printing – the price quote being a reflection of that service as well.

In either case SA Laboratories will be pleased to assist in locating the correct packaging, label manufacturers or screen printers as well as giving advice on the various procedures you will encounter.

Bulk Manufacturing Procedures.
SA Laboratories will manufacture the product and ship in bulk to the contract packager of your choice.  There is a separate charge for bulk manufacturing including container used.  Terms for payment will be 100% up front.

Product Design and Approval
It is advisable that you have a budget per product in mind before the creation process.

Samples of the product will be sent charged to your carrier of choice for your approval.

On final approval of the product a price quote will be presented.

On approval of price quote and invoice will be presented.

50% Deposit will then be required immediately
The deposit will cover cost of raw materials and secures the production schedule.
At this point you will receive the products’ ingredient lists for the labels.
The remaining 50% is due before products leave SA Laboratories premises.

MSDS for manufactured product and raw ingredients as well as Japanese, and EU protocols will also be available after the product has been manufactured.

Please allow a lead time of six to ten weeks for the following reasons –

Some of the ingredients used are shipped from out side the USA.  From previous experience, the latest botanical innovations are not always produced or warehoused in the USA.  Due to the increased security policy at our ports, some products might be delayed coming through Customs.

During the busiest times of the year the turn around time for raw ingredients is always extended several weeks.

And as will be in the case of the herbal and marine which are extracted fresh.

SA Laboratories will always keep you updated with the lead time.

All items that your Company is responsible for – labels and packaging must be on SA Laboratories’ premises one week before the production schedule.  Please keep in mind, despite the best intentions, changes to this part of the procedure may occur and we at SA Laboratories will work with your Company to avoid stress and anxiety.

If you so desire, SA Laboratories will warehouse and ship individual orders until your Company is able to use alternative arrangements.  There will be a modest additional fee for this service.

The formulations are the sole property of SA Laboratories – no exceptions.

The under signed agreement is contingent on receipt of the first order.

NON-DISCLOSURE AGREEMENT

The non-disclosure agreement becomes invalid on the first day of ceasement of doing business with SA Laboratories.

We, at SA Laboratories guarantee that we will not make these specific formulas for any other than AmerElite Solutions.

We, at SA Laboratories will not disclose that SA Laboratories is the manufacturer of the CollagenFusion Skin Care Collection, with the exception of AmerElite Solutions’ business associates.

/s/ Leif Gunderson	/s/ Rob Knapp
Leif Gunderson	Rob Knapp
President	President
SA Laboratories	AmerElite Solutions

Date: 2-10-06	Date: 2-10-06